EXHIBIT 10-48

2010-2012 Performance Share Award Agreement

This Performance Share Award Agreement (the "Award Agreement") with the Participant is effective as of the 1st day of January 2010 (“Grant Date”), and is not in lieu of salary or any other compensation for services.  The Performance Period for this Award is January 1, 2010 through December 31, 2012.  For the purposes of this Award Agreement, the term "Company" means FirstEnergy Corp., its successors and/or its Subsidiaries, singularly or collectively.

SECTION ONE - AWARD

As of the Grant Date, in accordance with the FirstEnergy Corp. 2007 Incentive Plan (the “Plan”) and the terms and conditions of this Award Agreement, the Company grants to the Participant an award of Performance Shares.  The Performance Shares will be placed into a Performance Share account until paid out or forfeited.

Until the Performance Period ends pursuant to the terms and conditions described in this Award Agreement, the Performance Share account of the Participant will be credited with an amount per each Performance Share (the “Dividend Equivalent”) equal to the amount per share of any cash dividends declared by the Board with a record date on or after the Grant Date on the outstanding common stock of the Company.  Such Dividend Equivalents will be credited in the form of an additional number of Performance Shares (which Performance Shares, from the time of crediting, will be deemed to be in addition to and part of the base number of Performance Shares awarded by this Award Agreement for all purposes hereunder).  The additional number of Performance Shares will be equal to the aggregate amount of Dividend Equivalents credited on this Award on the respective dividend payment date divided by the average of the high and low prices per share of common stock on the respective dividend payment date.  The Performance Shares attributable to the Dividend Equivalents will be either paid out or forfeited, as appropriate, under the same terms and conditions under this Award Agreement that apply to the other Performance Shares.

The value of the Participant’s account at the end of the three-year Performance Period will be based on the average of the high and low prices of common stock for the month of December 2012 and may be adjusted upward or downward based upon the total shareholder return (“TSR”) of common stock relative to an energy services company index during the same three-year period.  If the TSR rating is at or above the 90th percentile, the payout will be 200% of the account value. If the TSR is at the 50th percentile, the payout will be 100% of the account value. If the TSR is at the 40th percentile, the payout will be 50% of the account value.  Payouts for a ranking above the 40th percentile and below the 90th percentile will be interpolated.  For a TSR ranking below the 40th percentile, no payout will be made.

The payout under this Award will be made between February 15 and March 15, 2013 if the payout is on account of the completion of the Performance Period and satisfaction of the TSR ranking, as specified above, or, if earlier, on the payment date as specified in Section Two below (all payment dates are referred to as “Payment Date”). The payout will be made in cash; however, the Participant may elect to defer receipt of any payout under the provisions of the FirstEnergy Corp. Executive Deferred Compensation Plan.  The election to defer shall be made in a manner as required under administrative rules established by the Company and shall be made in a manner that complies with Section 409A of the Internal Revenue Code (“Section 409A”).

SECTION TWO - GENERAL TERMS

Forfeiture

The Participant shall forfeit all or a portion of the Award and any rights hereunder to receive the Award upon the occurrence of any of the following events before the expiration of the Performance Period:

Event of Participant	Effect on Award	Further Information	Payment Form and Time

Termination due to retirement (including early retirement)	Account balance prorated based on full months of service during Performance Period.	As provided under 9.5 of the Plan.	Single lump sum between February 15 and March 15, 2013.

Termination due to Disability	Account balance prorated based on full months of service during Performance Period.	As provided under 9.5 of the Plan.	Single lump sum between February 15 and March 15, 2013.

Death	Account balance prorated based on full months of service during Performance Period.	Payout made to beneficiary as provided under Article 15 of the Plan or by will or by the laws of descent and distribution.
Single lump sum as soon as practicable after the Participant’s death but by the earliest to occur of March 15 following the calendar year of death, the end of the 90 day period commencing on  the date of death or March 15, 2013.

Termination for Cause	Award immediately forfeited.	Termination for Cause as provided under 2.7 of the Plan.	N/A

Termination in which the Participant qualifies for and receives benefits under the FirstEnergy Severance Plan, if offered	Account balance prorated based on full months of service during Performance Period.	Refer to the FirstEnergy Severance Plan.	Single lump sum between February 15 and March 15, 2013.

Other Termination (including resignation)	Award immediately forfeited.		N/A

Transfer out of an executive eligible position and employed by the Company on December 31, 2012	Account balance prorated based on full months in an executive eligible position during Performance Period.	If the Participant terminates prior to December 31, 2012, the Participant may still be entitled to a prorated account balance as described above.	Single lump sum between February 15 and March 15, 2013.

Prorated awards will be calculated using the average high and low prices of common stock for the month of December 2012 or, in the case of death, a thirty day period ending immediately before the date of death and the most recent quarterly TSR factor.

Notwithstanding the foregoing, in the event the Participant is involuntarily terminated in connection with and resulting from a Change in Control within the two-year period following the date of the Change in Control under conditions in which the Participant qualifies for and receives any employer severance benefit that may be offered, including satisfaction of any requirement to execute and submit an agreement to release the Company in full against any and all claims as required by the arrangement or plan providing the employer severance benefit, this Award will be fully vested and will be paid in a single lump sum as soon as practicable but by the earliest to occur of March 15 following the year in which such involuntary termination occurs, the end of the 90-day period commencing on the date of the involuntary termination or March 15, 2013.  In the event no employer severance benefit is offered or not all of the requirements to receive an employer severance benefit, including any requirement to execute and submit an agreement to release the Company, are satisfied and completed by the earliest to occur of March 15 following the year in which such involuntary termination occurs, the end of the 90-day period commencing on the date of the involuntary termination or March 15, 2013, this Award will be forfeited.  For purposes of this Award, the term "Change in Control" means a change in control that satisfies both a Change in Control as defined in the Plan and a "change in control event" as defined in Treasury Regulation Section 1.409A-3(i)(5) and the term “involuntary termination” (or forms or derivations thereof) means “involuntary separation from service” as defined in Treasury Regulation Section 1.409A-1(n).  An award upon involuntary termination in connection with and resulting from a Change in Control within the two-year period following the date of the Change in Control is subject to such other terms as determined by the Committee.

Withholding Tax

The Company shall have the right to deduct, withhold or require the Participant to surrender a cash amount sufficient to satisfy all federal, state and local taxes required by law to be withheld in connection with the payment of benefits under this Award.

Shareholder Rights

The Participant shall have no rights as a shareholder of the Company, including voting rights, with respect to the Award.

Effect on the Employment Relationship

This grant of Performance Shares is voluntary and made on a one-time basis and does not constitute a commitment to make any future awards.  Nothing by this Award or in this Award Agreement guarantees employment with the Company, nor does this Award or Award Agreement confer any special rights or privileges to the Participant as to the terms of employment.

Administration

1.	This Award is governed by the laws of the State of Ohio without giving effect to the principles of the conflicts of laws.
2.	The administration of this Award and the Plan will be performed in accordance with Article 3 of the Plan.
3.
All interpretations, determinations and decisions made by the Committee, the Board, or any delegate of the Committee as to the provisions of the Plan shall be final, conclusive, and binding on all persons and the Participant agrees to be bound by such interpretations, determinations and decisions.

4.	The terms of this Award Agreement are governed at all times by the official text of the Plan and in no way alter or modify the Plan.
5.	If a term is capitalized but not defined in this Award Agreement, it has the meaning given to it in the Plan.
6.	To the extent a conflict exists between the terms of this Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern.
7.	The terms and conditions of this Award Agreement may be modified by the Committee:
(a)	in any case permitted by the terms of the Plan or this Award Agreement;
(b)	with the written consent of the Participant; or
(c)
without the consent of the Participant, if the amendment is either not materially adverse to the interests of the Participant or is necessary or appropriate in the view of the Committee to conform with, or to take into account, applicable law, including either exemption from or compliance with any applicable tax law.

409A

It is intended that this Award and the compensation and benefits hereunder be exempt from Section 409A, and this Award shall be so construed and administered.  In the event that the Committee reasonably determines that any compensation or benefits payable under this Award Agreement may be subject to taxation under Section 409A, the Committee shall have the authority to adopt, prospectively or retroactively, such amendments to this Award Agreement or to take any other actions it determines necessary or appropriate to (a) exempt the compensation and benefits payable under this Award from Section 409A or (b) comply with the requirements of Section 409A.  The Committee, in its sole discretion, shall determine to what extent, if any, this Award Agreement must be amended, modified, or reformed. In no event, however, shall any provision of this Award Agreement be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, this Award and the Company shall have no responsibility for tax consequences to Participant (or the Participant’s beneficiary) resulting from the terms or operation of this Award.

Notwithstanding any other provision in this Award Agreement to the contrary, if the Award is deemed to be subject to the requirements of Section 409A and not exempt from such coverage:

1.	A Participant shall not be treated as having a termination of employment unless the Participant has a “separation from service” as defined in regulations under, and for purposes of, Section 409A.
2.
If a Participant is a “specified employee,” as determined under the Company’s policy for determining specified employees on the date of a “separation from service,” all payments under this Award Agreement that would otherwise be paid or provided during the first six (6) months following such separation from service (other than payments, benefits, or reimbursements that are treated as separation pay under Section 1.409A-1(b)(9)(v) of the Treasury Regulations, short-term deferrals under Section 1.409A-1(b)(4) of the Treasury Regulations or other payments exempted under the Treasury Regulations for Section 409A) shall be accumulated through and paid or provided (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended, in effect on the date of the separation from service) as soon as practicable following the six (6) month anniversary of such separation from service but not later than the end of the taxable year in which the six (6) month anniversary occurs. Notwithstanding the foregoing, payments delayed pursuant to this paragraph shall commence as soon as practicable following the date of death of the Participant prior to the end of the 6 month period but in no event later than ninety (90) days following the date of death.

SECTION THREE - TRANSFER OF AWARD

The Performance Shares are not transferable during the life of the Participant.  Only the Participant shall have the right to receive payout of the Award, unless the Participant is deceased, at which time the payout may be paid to the Participant's beneficiary (as designated under Article 15 of the Plan), or pursuant to the Participant’s will or the laws of descent and distribution.

I acknowledge receipt of this Performance Share Award and I accept and agree with the terms and conditions stated above.

FirstEnergy Corp.

By

(Signature of Participant)

(Date)